EXHIBIT 99.3

FOLKUP DEVELOPMENT INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(Unaudited)

	Historical	Historical	Pro Forma		Pro Forma Condensed
	FLDI	PHCL	Adjustments	Note	Combined

ASSETS
Current assets:
Cash and cash equivalents	$-	$228,689			$228,689
Accounts receivable	-	48,508			48,508
Deposits and prepayments	-	724,573			724,573
Contract assets	-	1,374,453			1,374,453

Total current assets	-	2,376,223			2,376,223

Non-current assets:
Plant and equipment	-	21,925			21,925
Right-of-use assets	-	77,664			77,664

TOTAL ASSETS	$-	$2,475,812			$2,475,812

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued liabilities and other payables	$2,998	$920,628	(2,998)	(a)	$920,628
Contract liabilities		2,290,890			2,290,890
Bank and other borrowings		557,311			557,311
Amount due to a director	-	127,622			127,622
Lease liabilities		72,932			72,932

Total current liabilities	2,998	3,969,383			3,969,383

Non-current liabilities
Operating lease liabilities	-	5,023			5,023
Bank and other borrowings	-	211,892			211,892

Total liabilities	2,998	4,186,298			4,186,298

Stockholders’ deficit:
Common stock	3,800	521	5,479	(b)	9,800
Additional paid-in capital	23,200	357,062	(28,679)	(a),(b)	351,583
Accumulated other comprehensive income	-	(7,966)			(7,966)
Accumulated deficit	(29,998)	(2,050,292)	26,198	(a)	(2,054,092)

	(2,998)	(1,700,675)			(1,700,675)
Non-controlling interest	-	(9,811)			(9,811)
Total deficit	(2,998)	(1,710,486)			(1,710,486)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$2,475,812			$2,475,812

F-1

FOLKUP DEVELOPMENT INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(Unaudited)

	Historical	Historical	Pro forma	Pro Forma Condensed
	FLDI	PHCL	Adjustment	Combined

Revenues, net	$-	$1,704,935		$1,704,935

Cost of revenues	-	(1,435,139)		(1,435,139)

Gross profit	-	269,796		269,796

Operating expenses:
Sales and marketing expenses	-	(555,334)		(555,334)
General and administrative expenses	(15,793)	(815,103)		(830,896)
Total operating expenses	(15,793)	(1,370,437)		(1,386,230)

Other income
Interest income	-	6		6
Sundry income	37,649	80,991		118,640
Interest expenses	-	(39,845)		(39,845)
Total other income	37,649	41,152		78,801

INCOME (LOSS) BEFORE INCOME TAXES	21,856	(1,059,489)		(1,037,633)

Income tax expense	-	-		-

NET INCOME (LOSS)	21,856	(1,059,489)		(1,037,633)

Less: Net loss attributable to non-controlling interests	-	(9,930)		(9,930)

Net income (loss) attributable to stockholders of Powertech	$21,856	$(1,049,559)		$(1,027,703)

Net income (loss) per share	$0.01			$(0.00)

Weighted average shares outstanding	3,800,000			9,800,000

F-2

FOLKUP DEVELOPMENT INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2020

(Unaudited)

NOTE 1 – BACKGROUND

On November 25, 2020, Folkup Development Inc. or the Company or FLDI completed the Share Exchange Agreement with Powertech Holdings Company Limited and Subsidiaries (collectively “PHCL”) (the “Share Exchange”) for its 100% equity interest. The consideration of the Share Exchange totaled approximately 6,000,000 shares of the Company’s common stock, at the price of $4.5 equal to $27,000,000.

This Acquisition is considered as related party transaction, whereas Mr. Ng is a controlling shareholder of the Company and PHCL.

NOTE 2 – BASIS OF PRESENTATION

Because FLDI is a shell company, PHCL will comprise the ongoing operations of the combined entity and its senior management will serve as the senior management of the combined entity, PHCL is deemed to be the accounting acquirer for accounting purposes. The transaction will be treated as a recapitalization of FLDI. Accordingly, the consolidated assets, liabilities and results of operations of FLDI will become the historical financial statements of PHCL, and FLDI’s assets, liabilities and results of operations will be consolidated with PHCL beginning on the acquisition date. These pro forma financial statements are presented as a continuation of PHCL.

The pro forma balance sheet as of September 30, 2020 is based on the historical financial statements of FLDI after giving effect to LHCL’s acquisition of FLDI as a reverse merger using the acquisition method of accounting and applying the assumptions and adjustments described in the notes to the pro forma financial statements as if such acquisition had occurred as of September 30, 2020 for the balance sheet for pro forma financial statements purposes.

The pro forma financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document and assumptions that management believes are reasonable. The pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with FLDI’s historical financial statements included elsewhere on Form 10-Q for the quarter ended September 30, 2020, as Exhibits filed with SEC herewith.

The pro forma financial statements do not purport to represent what the results of operations or financial position of the combined entity would actually have been if the merger had in fact occurred on September 30, 2020, nor do they purport to project the results of operations or financial position of the combined entity for any future period or as of any date.

These pro forma financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between FLDI and PHCL since such amounts, if any, are not presently determinable.

F-3

FOLKUP DEVELOPMENT INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2020

(Unaudited)

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma financial statements have been prepared as if the acquisition was completed on September 30, 2020 for combined balance sheet purpose and reflects the following pro forma adjustment(s):

(a)	To eliminate the accumulated deficits of FLDI incurred before the merger transaction to reflect the recapitalization of FLDI

	Dr. Additional paid-in capital	23,200
	Dr. Accrued liabilities and other payables	2,998
	Cr. Retained earnings		26,198

(b)

To reflect the issuance of 6,000,000 shares of common stock of FLDI for the acquisition of 100% of PHCL outstanding capital stock and reclassify 521 ordinary shares of PHCL to additional paid-in capital

	Dr. Additional paid-in capital	6,000
	Cr. Common stock		6,000
	Dr. Common stock	521
	Cr. Additional paid-in capital		521

NOTE 4 – PRO FORMA EARNINGS PER SHARE

The pro forma earnings per share, giving effect to the share exchange transaction has been computed as follows:

Net loss	$(1,027,703)

Net loss per share – Basic and diluted	$(0.00)

Weighted average number of shares deemed issued and outstanding	9,800,000

F-4